Exhibit 99.2

PRO FORMA FINANCIAL INFORMATION

•	Condensed Consolidated Pro Forma Unaudited Balance Sheet as of September 30, 2014

•	Condensed Consolidated Pro Forma Unaudited Statement of Operations for the December 31, 2013

•	Condensed Consolidated Pro Forma Unaudited Statement of Operations for the nine months ended September 30, 2014

•	Notes to Condensed Consolidated Pro Forma Unaudited Financial Statements

On December 10, 2014, , Great West Resources, Inc., a Nevada corporation (the “Company”) purchased certain contracts and a related group of assets from Global Telesat Corp., a Virginia corporation (“GTC Contracts”) for a purchase price of $250,000 pursuant to an asset purchase agreement by and among the Company, World Surveillance Group, Inc., a Delaware corporation, (“World”) and World’s wholly owned subsidiary GTC (the “Acquisition”).

The unaudited condensed combined pro forma statements of operations are presented as if the Acquisition had been completed on January 1, 2013 combining the GTC Contracts’ condensed revenues and expenses for the year ended September 30, 2013 and the Company’s audited condensed statement of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 and the Company’s unaudited condensed statement of operations for the nine months ended September 30, 2014. The unaudited condensed combined pro forma balance sheet gives effect to the acquisition as if the Acquisition had taken place on September 30, 2014 and combines GTC Contract’s unaudited condensed balance sheet as of September 30, 2014 with the Company’s condensed balance sheet as of September 30, 2014.

The unaudited pro forma combined statement of operations is presented for illustrative purposes only and, therefore, is not necessarily indicative of the operating results that might have been achieved had the transaction occurred as of an earlier date, nor is it necessarily indicative of the operating results that may be achieved in the future. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Acquisition.

The unaudited pro forma combined statement of income, including the notes thereto, should be read in conjunction with the Company’s audited historical consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the GTC Contracts’ audited financial statements for the years ended September 30, 2014 and 2013 included in Exhibit 99.1 to this Form 8-K.

GREAT WEST RESOURCES, INC. Condensed Consolidated Balance Sheet September 30, 2014
	Great West Resources, Inc.	Adjustments	No.	Combined
Assets:
Cash	$400,100	$(250,000)	(2)	$150,100
Prepaid license fee – short term		222,222	(1)	222,222
Total current assets	400,100			372,322
Prepaid license fee – long term		2,000,000	(1)	2,000,000
Total assets	$400,100			$2,372,322
Liabilities and Stockholders’ Deficit
Accounts payable and accrued expenses	$571,772			571,772
Accounts payable – related party	175,000			175,000
Loan payable- related party	35,000			35,000
Derivative liability	4,880			4,880
Total current liabilities	786,652			786,652
Stockholders’ Equity (Deficit):
Series A preferred	2			2
Series B preferred	1			1
Common stock	951	222	(1)	1,173
Additional Paid in capital	48,782,092	2,222,000	(1)	51,004,092
Accumulated deficit	(49,169,598)	(250,000)	(2)	(49,419,598)
Total stockholders’ deficit	(386,552)			1,585,670
Total liabilities and stockholders’ deficit	$400,100			$2,372,322

GREAT WEST RESOURCES, INC. Condensed Consolidated Statement of Operations Nine months ended September 30, 2014
	Great West Resources, Inc.	GTC Contracts	Adjustments	No.	Combined
Contract revenues	-	$343,734	-		$343,734
Cost of revenues	-	97,691	-		97,691
Gross profit	-	246,043	-		246,043
Operating expenses:
General and administrative	580,961	-	166,666	(1)	747,627
Total operating expenses	580,961	-	166,666		747,627
Income (Loss) from operations	(580,961)	246,043	(166,666)		(501,584)
Other income (expenses), net	380,407	-	-		380,407
Net income (loss)	$(200,554)	$246,043	$(166,666)		$(121,177)
Net income (loss) per share	$(0.13)	-			$(0.03)
Basic and diluted Weighted average shares outstanding	1,540,254	-			3,762,476

GREAT WEST RESOURCES, INC. Condensed Consolidated Statement of Operations Year ended December 31, 2013

	Great West Resources, Inc.	GTC Contracts	Adjustments	No.	Combined
Contract revenues	$-	$90,154			$90,154
Cost of revenues	-	22,849			22,849
Gross profit	-	67,305			67,305
Operating expenses:
General and administrative	573,793	-	222,222	(1)	796,015
Total operating expenses	573,793	-	222,222		796,015
Income (Loss) from operations	(573,793)	67,305	(222,222)		(728,710
Other income (expenses), net	1,197,911	-	-		1,197,911
Net income (loss)	$624,118	$67,305	(222,222)		$469,201
Net income (loss) per share Basic and diluted, as adjusted	$0.38				$0.12
Weighted average shares outstanding	1,661,276				3,883,498

GREAT WEST RESOURCES, INC.
NOTES TO CONDENSED PRO FORMA UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information.

The Pro forma Unaudited Condensed Financial Statements have been prepared in order to present consolidated financial position and results of operations of the Company and GTC Contracts  as if the Acquisition had occurred as of September 30, 2014 for the pro forma condensed consolidated balance sheet and to give effect to the Acquisition by the Company , as if the transaction had taken place at January 1, 2013 for the pro forma condensed consolidated statement of income for the years ended December 31, 2013 and 2014.

The following pro forma adjustments are incorporated into the pro forma condensed consolidated balance sheet as of September 30, 2014 and the pro forma condensed consolidated statement of operations for the years ended  December 31, 2014 and  2013, respectively.

(1)
To record the issuance of 2,222,222 shares of the Company’s  newly issued shares of common stock at $1.00 per share, in exchange a ten year license agreement for the use of appliques and related amortization expense

(2)	To record payment of $250,000 for assignment of contracts